Exhibit 10.12

EMPLOYEE’S NON-DISCLOSURE,

NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

This Non-Disclosure, Non-Solicitation, and Non-Competition Agreement (the “Agreement”) is entered into this          day of                  , 20   , by and between                                              (the “Employee”) and Safety-Kleen Systems, Inc., on behalf of itself, its affiliates and subsidiaries, and its and their respective successors, and assigns (Safety-Kleen Systems, Inc., its affiliates and subsidiaries, and its and their respective successors and assigns are hereinafter collectively referred to as the “Company”).

WHEREAS, the Company is in the business of providing waste management and related services and Employee is a member of the executive staff of the Company.  In consideration of Employee’s continued employment, participation in the management incentive plan, access to confidential information, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee covenants and agrees with the Company as follows:

1.     Covenant Not to Disclose Trade Secrets and Confidential Information.  Employee acknowledges that the Company has information which is confidential and information which constitutes trade secrets which the Company uses in its business and which is essential to its continued ability to compete and be successful in the waste management industry.

a.  Employee agrees that the term “Trade Secret(s),” as used herein, shall be defined as broadly as the applicable law allows. Employee acknowledges that the Company’s business software and reports generated from that software, list of suppliers and customers of the Company, the manner in which the Company bundles services for a competitive price to customers, the Company’s information on its customers, such as a customer’s purchases, needs, contact information, buying history, and price paid, and the Company’s policies, know-how and operating procedures, as the same may exist from time to time, are valuable, special and unique assets of the Company’s business and are Trade Secrets belonging to the Company.  The term “Confidential Information,” as such term is used herein, shall mean any information which the Company uses in its business and which the Company considers to be confidential or proprietary, whether or not such information rises to the level of a Trade Secret.

b.  Employee covenants and agrees that during Employee’s employment and at all times thereafter, Employee shall not use or disclose any Confidential Information or Trade Secrets of the Company, for any reason or purpose whatsoever, for so long as such information remains the Confidential Information or Trade Secrets of the Company, except as an employee of the Company and with the prior consent of the Company.

2.     Covenant Not to Solicit Customers.  Employee covenants and agrees that in the event Employee’s employment relationship with the Company is terminated, either by Employee or the Company, for any reason whatsoever, Employee shall not, for a period of one (1) year following the termination of Employee’s employment with the Company, directly or indirectly, alone or in association with or on behalf of any other person or entity, (i) solicit for the purpose of providing waste management and/or related services or products in competition with the Company or (ii) perform any service in competition with the Company for, any person or entity who is or was a customer of the Company.

3.     Covenant Not to Compete. Whereas Employee is a member of the Executive staff of Employer and has access to not only Employer’s Trade Secrets and Confidential Information, but also technical information (including, but not limited to, processes, know-how, methods, data, plans, specifications, formulas, inventions, electronics, computer programs, computer codes, computer passwords, research and development projects, and machines); business strategies; financial results; pricing data; customer lists and data; the contents of the past, current, or future customer accounts and customer purchasing patterns; key persons to contact with regard to customer accounts and customer needs; market surveys and research data; contractual agreements between Safety-Kleen and other persons or entities; compilations of information and records that are owned by Safety-Kleen and are regularly used in the operation of Safety-Kleen’s business; potential liabilities and exposures; and other information that is kept confidential by Safety-Kleen; Employee covenants and agrees that during Employee’s employment and for a period of one (1) year after the date of termination of such employment, whether by the Company or Employee, for any reason whatsoever, Employee shall not, directly or indirectly, on Employee’s own behalf or through any person or entity, in any manner whatsoever, whether as an employee, consultant, agent, representative, shareholder, director, officer, joint venturer, partner, sole proprietor, investor or in any other

Corp Form A

ownership or financial capacity whatsoever, engage in any business or perform any service which is competitive with or substantially similar to the business of the Company within any state or province in which Employer was doing business during the course of Employee’s employment by Employer.  Nothing in the foregoing shall prohibit Employee at any time during or after Employee’s employment by the Company from investing in the securities of any corporation having securities listed on the national security exchange, provided that such investment does not exceed five percent (5%) of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee, in any way, either directly or indirectly, manages or exercises control over any such corporation, guarantees any of its financial obligations or otherwise takes part in its business, except in the exercise of Employee’s rights as a shareholder.

4.     Covenant Not to Solicit Employees.  Employee agrees that during the time period set forth in Paragraph 2, Employee shall not, directly or indirectly, solicit any employee of the Company or attempt to persuade any employee to leave the Company and work with a competitor of the Company.

5.     Independent Covenants; Severability and Substitution of Valid Provisions.   The covenants on the part of Employee contained in paragraphs 1, 2, 3, and 4 hereof shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not effect the remaining covenants. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited, the geographical restriction of the prohibition or the length of time the activity is prohibited or otherwise, the Company and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the law.

6.     Remedies for Breach.  Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to the Company.  In the event of a breach or threatened breach of any covenant contained herein, the Company shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by the Company, including attorneys fees, as a result of Employee’s breach or threatened breach of the covenant.  The Company and Employee agree that the relief described herein is in addition to such other and further relief as may be available to the Company at equity or by law.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

7.     Extension of Periods.  Each of the time periods described in this Agreement shall be automatically extended by any length of time during which Employee is in breach of the corresponding covenant contained herein.  The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

8.     Reasonableness of Covenant.   Employee acknowledges and agrees that due to Employee’s position with the company and Employee’s access to Confidential Information and Trade Secrets, the covenants contained herein are each necessary for the legitimate interests of the Company and contain reasonable limitations on Employee’s ability to compete with the Company following Employee’s employment with the Company.  Employee further acknowledges that such covenants are reasonable in geographic scope, time and the overall limitations on Employee’s activities and that valid and sufficient consideration was given to Employee for the covenants.

9.     Miscellaneous.  No amendments or variation of the terms or conditions of this Agreement shall be valid unless agreed to in writing and signed by the parties.  This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and Employee and his or her heirs and legal representatives.  Employee’s rights and obligations under this Agreement are personal and not assignable. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision.  No delay with regard to enforcement of any breach of any provision of this Agreement shall be construed to be a waiver of such breach.  It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of the Company and impose a reasonable restraint on Employee in light of the activities and business of the Company on the date of the execution of this Agreement.

10.     At-Will Employment.  Employee understands and agrees that Employee’s employment is “at will” and can be terminated by the Company at any time for any reason, with or without cause or notice.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first written above.

EMPLOYEE
Date:
Signature

Printed Name

SAFETY-KLEEN SYSTEMS, INC.,
on behalf of itself, its affiliates and subsidiaries and its and their respective successors and assigns

By:

Date:	Its: